Exhibit 4.2

EIGHTH AMENDED AND RESTATED

STOCKHOLDERS’ AGREEMENT

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EIGHTH AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT

This Eighth Amended and Restated Stockholders’ Agreement (this “Agreement”) is made as of October 18th, 2013 (the “Effective Date”) by and among Five9, Inc., a Delaware corporation (the “Company”), the Major Common Holders (as defined below), and the Holders (as defined below), each as listed on Exhibit A attached hereto.

RECITALS

WHEREAS, as a condition to the closing of the sale and issuance of shares of Series D-2 Preferred Stock of the Company (the “Series D-2 Stock”) pursuant to the Series D-2 Preferred Stock Purchase Agreement dated as of April 26, 2013 (the “Purchase Agreement”), the Prior Stockholders’ Agreement (as defined below) was executed and delivered by the Major Common Holders, the Holders and the Company.

WHEREAS, the Company, the Major Common Holders and certain of the Holders are parties to that Seventh Amended and Restated Stockholders’ Agreement dated as of April 26, 2013 (the “Prior Stockholders’ Agreement”); and

WHEREAS, the parties desire to enter into this Agreement in order to (i) amend and restate the Prior Stockholders’ Agreement in its entirety and replace it with this Agreement and (ii) revise Section 6 of this Agreement to reflect the increased size of the Company’s Board of Directors pursuant to the Restated Certificate.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual premises and covenants set forth herein, the parties hereto agree to amend and restate the Prior Stockholders’ Agreement as follows:

1. Definitions. For purposes of this Agreement:

(a) “Acquisition” shall mean the occurrence of any of the following events: (A) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization after which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, fail to own at least 50% of the voting power of the surviving entity immediately following such consolidation, merger or reorganization in approximately the same relative percentages as prior to such consolidation, merger or reorganization, (B) any transaction or series of related transactions in which in excess of fifty percent (50%) of the Company’s voting power is transferred, but excluding in the case of (A) and (B) (x) any consolidation or merger effected exclusively to change the domicile of the Company or (y) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or indebtedness of the Company is cancelled or converted or a combination thereof, or (C) a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.

(b) “Affiliate” shall mean, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. Without limiting the foregoing, (i) all directors and officers of a Person that is a corporation or company, all general partners and limited partners of a partnership or limited partnership, and all managing members and members of a Person that is a limited liability company, shall be deemed Affiliates of such Person for all purposes hereunder, (ii) in the case of an individual, Affiliate shall include (x) members of such specified Person’s immediate family (as defined in Instruction 1 of Item 404(a) of Regulation S-K under the Securities Act) and (y) trusts, the trustee and all beneficiaries of which are such specified Person or members of such Person’s immediate family as determined in accordance with the foregoing clause (x).

(c) “Common Stock” shall mean shares of the Company’s common stock, $0.001 par value per share.

(d) “Exchange Act” shall mean the Securities Exchange Act of 1934 as amended, or any similar Federal statute and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

(e) “Excluded Securities” shall mean (i) any shares of Common Stock issued upon conversion of any Preferred Stock; (ii) shares of Common Stock issued pursuant to the acquisition of another entity by the Company by merger, purchase of substantially all of the assets or other reorganization, or in any transaction in which the Company’s stockholders immediately prior to such transaction collectively own immediately after such transaction more than 51 % of the voting power of the surviving corporation or its parent, provided such transaction and issuance is approved by the Board of Directors of the Company (the “Board”), including a majority of the Preferred Stock Directors (as defined in Section 6.1); (iii) shares issued other than for primarily equity raising purposes, in connection with strategic transactions involving the Company and other entities, including the issuance of securities to financial lending institutions or in connection with commercial credit, equipment leasing or equipment financing arrangements, joint ventures, corporate partnering agreements, customer or vendor transactions, manufacturing, marketing or distribution arrangements and licensing, technology transfer or development arrangements; provided that such transaction and the issuance of shares is approved by the Board, including a majority of the Preferred Stock Directors; (iv) up to 6,023,056 shares of capital stock and/or stock options (plus an additional number of shares of capital stock or stock options that are cancelled or terminated without having been exercised and are again available for grant under the applicable plan) issued (including upon exercise of such stock options) to officers, employees, directors, consultants or advisors pursuant to a stock grant, stock option or purchase plan or other employee stock incentive program approved by the Board, including a majority of the Preferred Stock Directors; (v) securities issued in connection with the Qualified IPO; (vi) shares of Common Stock and Preferred Stock issued or issuable upon the exercise of any warrants, options or rights that are outstanding as of the Effective Date; (vii) shares of Common Stock issued by way of dividends, stock splits, or other distributions on shares of Common Stock if appropriate adjustments are made in connection with such issuance pursuant to Sections 4(e)(iii), (iv) or (v) of the Company’s Amended and Restated Certificate of Incorporation and (viii) shares of Preferred Stock issued pursuant to the Purchase Agreement.

(f) “Exempt Transfer” shall mean (i) Transfers of Shares pursuant to a Qualified IPO; (ii) Transfers pursuant to a Rule 144 Open Market Transaction, (iii) Transfers directly to, or for the benefit of a Holder’s spouse or children, or to trusts, partnerships or any other entity for the benefit of such Person or Person’s family primarily for estate planning purposes; (iv) Transfers by a Holder to his heirs, executors, personal representatives or other assigns as a result of his death and Transfers by a Holder to the heirs, executors, personal representatives or other assignors of an Affiliate of such Holder as a result of the death of such Affiliates; (v) Transfers without consideration by a Holder to his or its Affiliates (including with respect to Holders which are partnerships, Transfer to their partners); and (vi) Transfers by a Major Common Holder through bona fide gifts of up to an aggregate maximum of five percent (5%) of all Shares held by such Major Common Holder on the Effective Date; provided, however, that (x) Major Common Holders shall only be permitted to Transfer Shares which are fully vested and/or no longer subject to any repurchase right in favor of the Company and (y) any such Transfer shall not be to any entity deemed in good faith by the Board to be a competitor, or Affiliate of a competitor, of the Company. In addition, any Transferee pursuant to (iii), (iv), (v) and (vi) above, prior to the effectiveness of any Transfer, must first agree to be bound by Sections 6, 7, 8 and 10 of this Agreement.

(g) “Form S-3” shall mean such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the Securities and Exchange Commission (the “SEC”) which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(h) “Holder” shall mean any Person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 2.11 hereof; provided, however, that a Major Common Holder shall only be deemed a Holder for the purposes of Sections 2.2, 2.4, 2.5, 2.6, 2.7, 2.8, 2.12 and 2.13 and shall not be entitled to any of the other rights granted to Holders under this Agreement.

(i) “Major Common Holder” shall mean any Person, other than any Investor (as defined in the Purchase Agreement) participating in any Closing (as defined in the Purchase Agreement) and any other owner of Preferred Stock on the Effective Date, who at any time after the Effective Date is an employee of the Company and owns and/or has the right to acquire shares of Common Stock which, in the aggregate, are equal to at least one percent (1.0%) of all Shares.

(j) “New Securities” shall mean any capital stock (or rights to acquire capital stock) of the Company other than Excluded Securities.

(k) “Preferred Stock” shall mean shares of the Company’s Series D-2 Stock, Series C-2 Preferred Stock, Series B-2 Preferred Stock and Series A-2 Preferred Stock, $0.001 par value per share.

(l) “Person” shall mean an individual or company, partnership, limited liability company, trust, or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

(m) “Qualified IPO” shall mean the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Common Stock for the account of the Company to the public in which the public offering price exceeds (prior to underwriter discounts or commissions and offering expenses) $2.88 per share (adjusted for any subsequent stock splits, stock dividends, reclassifications or recapitalizations) and the aggregate gross proceeds raised by the Company equal or exceed $35,000,000.

(n) “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act and the declaration or ordering of effectiveness of such registration statement or document.

(o) “Registrable Securities” shall mean (i) the Common Stock issuable or issued upon conversion of the Preferred Stock; (ii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, any Preferred Stock; (iii) with respect to Sections 2.2, 2.4, 2.5, 2.6, 2.7, 2.8, 2.12 and 2.13 only, any Common Stock held by a Major Common Holder and (iv) the Common Stock issued upon the conversion or execution of any notes or warrants of the Company which notes or warrants were issued and outstanding prior to the execution of the Purchase Agreement; excluding in all cases, however, (1) any Shares sold by a Person in a transaction in which such person’s rights under Section 2 hereof are not assigned, or (2) any Shares sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction.

(p) The number of shares of “Registrable Securities then outstanding” shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities.

(q) “Rule 144 Open Market Transaction” shall mean any bona fide public sale of Shares in an open market transaction under Rule 144 of the Securities Act (or any successor rule) if such sale is in compliance with the requirements of paragraphs (c), (d), (e), (f) and (g) of such Rule 144.

(r) “Securities Act;’ means the Securities Act of 1933, as amended, or any similar Federal statute and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

(s) “Shares” shall mean, collectively, (a) all issued and outstanding shares of Common Stock, (b) all shares of Common Stock issuable under outstanding options, warrants and other rights of any kind to purchase Common Stock, directly or indirectly, and (c) all shares of Common Stock issuable pursuant to outstanding securities convertible into or exchangeable for Common Stock, directly or indirectly. Whenever this Agreement refers to a number or percentage of Shares, such number or percentage shall be calculated as if each of the Shares had been exchanged, exercised or converted into shares of Common Stock immediately prior to such calculation. For purposes of determining the number of Shares held by any Person, such Person shall be deemed to hold all Shares held by such Person’s Affiliates. The total number of Shares held by all Major Common Holders and all Holders as of the Effective Date is listed on Exhibit A.

(t) The term “Transfer” shall mean (i) when used as a noun: any direct or indirect transfer, sale, short sale, assignment, pledge, hypothecation, encumbrance, gift, bequest, devise, descent or other disposition and (ii) when used as a verb: to directly or indirectly, whether voluntary, involuntarily, or by operation of law, transfer, sell, short sell, assign, pledge, hypothecate, encumber, gift, bequest, devise, descent or otherwise dispose of.

(u) “Transferee” shall mean any Person to whom Shares have been Transferred in compliance with the terms of this Agreement.

2. Registration Rights.

2.1 Request for Registration.

(a) If the Company shall receive at any time after the earlier of (i) three years from the date of this Agreement or (ii) six (6) months following the effective date of the first registration statement for a public offering of securities of the Company (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or a SEC Rule 145 transaction) (the “Initial Registration”), a written request from the Holders of at least thirty (30%) of the Registrable Securities then outstanding (the “Initiating Holders”) that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities with an aggregate offering price expected to exceed $10,000,000, then the Company shall, within ten (10) days of the receipt thereof, give written notice of such request to all Holders and shall, subject to the limitations of Section 2.1(b), use its best efforts to effect as soon as practicable the registration under the Securities Act of all Registrable Securities which the Holders request to be registered within twenty (20) days of the mailing of such written notice by the Company; provided, however, that the Company shall not be obligated to take any action to effect any such registration, qualification or compliance pursuant to this Section 2.1(a):

(i) During the period starting with the date one-hundred twenty (120) days prior to the Company’s estimated date of filing of, and ending on the date one-hundred eighty (180) days immediately following the effective date of, any registration statement pertaining to securities of the Company (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan), provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective;

(ii) After the Company has effected two (2) such registrations pursuant to this Section 2.1 (a), and each such registration has been declared or ordered effective (counting for these purposes only registrations which have been declared or ordered effective);

(iii) If the Company shall furnish to such Holders a certificate signed by the Chief Executive Officer or President of the Company stating that in the good faith judgment of the Board it would be seriously detrimental to the Company or its stockholders for a registration statement to be filed at such time, then the Company’s obligation to use its best efforts to register, qualify or comply under this Section 2.1(a) shall be deferred for a period not to exceed 120 days from the date of receipt of the written request from the Holders; provided, however, that the Company may not utilize this right more than once in any twelve-month period.

(b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.1 and the Company shall include such information in the written notice referred to in Section 2.1(a). In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 2.3(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company with the approval of a majority in interest of the Initiating Holders. Notwithstanding any other provision of this Section 2.1, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the Initiating Holders, in the proportion (as nearly as practicable) that the amount of Registrable Securities of the Company owned by each Holder participating in such underwriting bears to the number of shares of Registrable Securities held by all such Holders; provided, however, that the number of shares of Registrable Securities to be included in any such underwriting shall not be reduced unless all other securities, including any shares offered by the Company, are first entirely excluded from the underwriting.

2.2 Company Registration. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders, but excluding any registration pursuant to Section 2.10 hereof) any of its stock or other securities under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan, or a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of written notice by the Company, the Company shall, subject to the provisions of Section 2.6, cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The registration expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.5 hereof. The underwriting and cut-back requirements for any registration under this Section 2.2 are as set forth in Section 2.6 hereof.

2.3 Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for the earlier of one hundred twenty (120) days or until the distribution described in the Registration Statement has been completed if a shorter period (the “Effectiveness Period”); provided, however, that (i) the Effectiveness Period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of Common Stock (or other securities) of the Company; and (ii) in the case of any registration of Registrable Securities on Form S-3 which are intended to be offered on a continuous or delayed basis, the Effectiveness Period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold up to 180 days, provided that Rule 415, or any successor rule under the Securities Act, permits an offering on a continuous or delayed basis, and provided further that applicable rules under the Securities Act governing the obligation to file a post effective amendment permit, in lieu of filing a post effective amendment which (A) includes any prospectus required by Section 10(a)(3) of the Securities Act or (B) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference of information required to be included in (A) and (B) above to be contained in periodic reports filed pursuant to Section 13 or 15(d) of the Exchange Act in the registration statement.

(b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

(c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d) Use its best efforts to register and qualify the securities covered by such registration statement under the other securities or Blue Sky laws of such other jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f) Notify each Holder covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and, as promptly as practicable thereafter, prepare and file with the SEC, and furnish without charge to the appropriate Holders and managing underwriters, if any, a supplement or amendment to such registration statement or prospectus which will correct such statement or omission and such copies thereof as the Holders and any underwriters may reasonably request.

(g) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed.

(h) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

(i) Furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 2, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 2, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities (to the extent the then applicable standards of professional conduct permit said letter to be addressed to the Holders).

(j) Use its best efforts to comply with, and remain in compliance with the Sarbanes-Oxley Act of 2002, as amended.

2.4 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities.

2.5 Expenses of Registration. The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to Sections 2.1, 2.2 and 2.10 for each Holder (which right may be assigned as provided in Section 2.11), including (without limitation) all registration, filing, and qualification fees, printers and accounting fees relating or apportionable thereto, and the reasonable fees and expenses of one counsel selected by the selling Holders to represent the selling Holders, but excluding stock transfer taxes and any underwriting discounts and commissions relating to Registrable Securities.

2.6 Underwriting Requirements. In connection with any offering involving an underwriting of shares being issued by the Company, the Company shall not be required under Section 2.2 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as will not, in the opinion of the underwriters, jeopardize the success of the offering by the Company, but in no event will the amount of Registrable Securities of the selling Holders included in the offering be reduced below thirty percent (30%) of the total amount of securities included in such offering, unless such offering is the Initial Registration, in which case the selling Holders may be excluded entirely if the underwriters make the determination described above and no other stockholder’s securities are included. If the underwriter determines in good faith that marketing factors require a limitation in the number of shares to be underwritten, subject to the limitations set forth herein, the number of shares that may be included in the underwriting shall be allocated first, to the Company; second to Holders other than Major Common Holders on a pro rata basis based on the ratio of the number of Registrable Securities then held by such Holders to the aggregate number of Registrable Securities then outstanding; third to Major Common Holders on a pro rata basis based on the ratio of the number of Registrable Securities then held by such Major Common Holders to the aggregate number of Registrable Securities then outstanding; and fourth to any other stockholder of the Company (other than a Holder) on a pro rata basis. For purposes of apportionment, any selling stockholder which is a Holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and stockholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling stockholder,” and any pro rata reduction with respect to such “selling stockholder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling stockholder,” as defined in this sentence.

2.7 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.8 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 2:

(a) The Company will indemnify and hold harmless each Holder, the officers, directors, partners, members and Affiliates of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”) (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will pay to each such Holder, officer, director and Affiliate of such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, officer, director or Affiliate of such Holder, underwriter or controlling person.

(b) Each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any other Holder selling securities in such registration statement and any officer, director, Affiliate or controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any Person intended to be indemnified pursuant to this Section 2.8(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, that, in no event shall any indemnity under this Section 2.8(b) exceed the net proceeds from the offering received by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

(d) If the indemnification provided for in this Section 2.8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; provided, that, in no event shall any contribution by a Holder under this Section 2.8(d), together with any amounts under Section 2.8(b), exceed the gross proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control; provided, that, in no event shall any contribution or indemnification by such selling Holder under the provisions in such underwriting agreement exceed the gross proceeds from the offering received by such selling Holder.

(f) The obligations of the Company and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 2, and otherwise.

2.9 Reports Under Securities Exchange Act of 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public;

(b) take such action, including the voluntary registration of its Common Stock under Section 12 of the Exchange Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

(c) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(d) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

2.10 Form S-3 Registration. If the Company receives from any Holder or Holders of Registrable Securities a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 2.10: (1) if Form S-3 is not available for such offering by the Holders; (2) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $1,000,000; (3) if the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer or President of the Company stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than 90 days after receipt of the request of the Holder or Holders under this Section 2.10; provided, however, that the Company shall not utilize this right more than once in any twelve (12) month period; (4) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance; or (5) if the Company has effected two (2) registrations on Form S-3 at the request of the Holders during the prior twelve (12) month period.

(c) If the Holders initiating the registration request hereunder (the “Participating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as part of their request made pursuant to this Section and the Company shall include such information in the written notice referred to in Section 2.10(a). In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Participating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 2.3(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Participating Holders. Notwithstanding any other provision of this Section 2.10, if the underwriter advises the Participating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Participating Holders shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the Participating Holders, in the proportion (as nearly as practicable) that the amount of Registrable Securities of the Company owned by each Holder bears to the number of shares of Registrable Securities then outstanding; provided, however, that the number of shares of Registrable Securities to be included in any such underwriting shall not be reduced unless all other securities, including any shares offered by the Company, are first entirely excluded from the underwriting.

(d) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. All expenses incurred in connection with a registration requested pursuant to Section 2.10, including (without limitation) all registration, filing, qualification, printer’s and accounting fees, fees and disbursements of counsel for the Company and fees and disbursements of one counsel for the selling Holder or Holders, but excluding stock transfer taxes, and any underwriter discounts or commissions associated with Registrable Securities, shall be borne by the Company. Registrations effected pursuant to this Section 2.10 shall not be counted as the demand for registration or registrations effected pursuant to Sections 2.1 or 2.2, respectively.

2.11 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned by a Holder to any of the following Transferees or assignees of Registrable Securities: (A) any such Transferee or assignee who holds, subsequent to such Transfer, twenty-five percent (25%) of the total number of shares of Registrable Securities (as adjusted for stock splits, bonuses, combinations, and the like) held by the transferor-Holder; or (B) any such Transferee or assignee who holds, subsequent to such Transfer, five percent (5%) of the total number of then-outstanding shares of Preferred Stock; or (C) a partner, limited partner, former partner, member, former member, stockholder, subsidiary, wholly-owned entity, parent or other Affiliate of a Holder; or (D) a Holder’s family member or trust for the benefit of an individual Holder or any family member; provided that (i) the Company is, within a reasonable time after such Transfer, furnished with written notice of the name and address of such Transferee or assignee and the securities with respect to which such registration rights are being assigned and (ii) such assignment shall be effective only if immediately following such Transfer the Transferee agrees in writing to, and is bound by the terms and conditions of, this Agreement and such Transfer of any Registrable Securities is lawful under all applicable securities laws.

2.12 “Market Stand-Off’ Agreement. Each Holder shall not sell or otherwise transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, of any Common Stock (or other securities) of the Company held by such Holder (other than those included in the registration) during the one hundred eighty (180) day period following the effective date of the Initial Registration (or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including but not limited to, the restrictions contained in NASD Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto); provided, however, that all officers and directors of the Company and holders of at least one percent (1%) of the Company’s voting securities are bound by and have entered into similar agreements.

In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Investor (and the shares or securities of every other Person subject to the foregoing restriction) until the end of such period.

2.13 Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in Sections 2.1, 2.2 and 2.10 after the earlier of (i) five (5) years following the consummation of the Qualified IPO, or (ii) as to a given Holder, when such Holder can sell all of such Holder’s Registrable Securities in a consecutive ninety (90) day period pursuant to a Rule 144 Open Market Transaction.

2.14 Amendment of Registration Rights. Any provision of this Section 2 may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holders of at least sixty percent (60%) of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this Section 2.14 shall be binding upon each Holder, Major Common Holder and the Company.

2.15 Limitations on Subsequent Registration Rights. The Company shall not, without the prior written consent of the Holders of at least sixty percent (60%) of the Registrable Securities, enter into any agreement (other than this Agreement) with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include securities of the Company in any registration statement upon terms which are the same or more favorable to such holder or prospective holder than the terms on which holders of Registrable Shares may include shares in such registration unless such inclusion will not result in any reduction of the Registrable Securities included in such registration statement by the Holders or (b) to make a demand registration which could result in such registration statement being declared effective prior to the dates set forth in Section 2.1.

3. Information Rights.

3.1 Inspection. The Company shall permit each Holder holding (together with its Affiliates) an aggregate of at least 2,000,000 shares of Preferred Stock (appropriately adjusted for stock splits, stock dividends, recapitalizations, and the like) (each, a “Major Holder” and collectively, the “Major Holders”), at such Major Holder’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, at the Company’s principal executive offices, at such reasonable times as may be requested by such Holder; provided, however, that the Company shall not be obligated pursuant to this Section 3.1 to provide access to any information which the Board determines in reasonably and in good faith is a trade secret or similar confidential information unless such Major Holder agrees in writing to hold such information in confidence.

3.2 Delivery of Financial Statements. The Company shall deliver to each Major Holder:

(a) as soon as practicable, but in no event later than thirty (30) days prior to the end of the Company’s fiscal year, an annual capital budget and operating plan for the Company for the following fiscal year;

(b) as soon as practicable, but in no event later than one hundred eighty (180) days after the end of each fiscal year of the Company (unless otherwise waived by the Board (including all of the Preferred Stock Directors)), an audited balance sheet dated as of the last day of the applicable fiscal year, and statements of operations, cash flow and stockholders’ equity for such fiscal year. Such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”), and audited and certified by independent public accountants of nationally recognized standing approved by the Company’s Board, including a majority of the Preferred Stock Directors;

(c) within thirty (30) days of the end of each fiscal quarter of the Company, an unaudited statement of operations and cash flow, and a balance sheet for and as of the end of such quarter, in reasonable detail and prepared in accordance with GAAP, subject to year end audit adjustments and the absence of footnotes; and

(d) as soon as practicable after the end of each month, and in any event within twenty (20) days thereafter, an unaudited statement of operations and cash flow and balance sheet for such month, in reasonable detail and prepared in accordance with GAAP, subject to year end audit adjustments and the absence of footnotes.

3.3 Maintenance of Books. The Company will maintain true books and records of account in which full and correct entries will be made of all its business transactions pursuant to a system of accounting established and administered in accordance with generally accepted accounting principles consistently applied (except as noted therein), and will set aside on its books all such proper accruals and reserves as shall be required under generally accepted accounting principles consistently applied.

3.4 Sarbanes-Oxley Compliance. At any time after the eighteen (18) month anniversary of the Effective Date, upon request of a majority of the Preferred Stock Directors, the Company shall diligently, promptly and expeditiously undertake and implement such reasonable procedures and controls related to financial reporting and measurement as would be required of a reporting Company under the Sarbanes-Oxley Act of 2002 (as amended and in effect at such time).

3.5 Termination of Information Rights. The covenants set forth in this Section 3 shall terminate as to Major Holders and be of no further force and effect upon the earlier to occur of (i) the consummation of the Qualified IPO or (ii) the closing date of an Acquisition.

4. Investors’ Right of First Offer.

4.1 Right of First Offer. The Company hereby grants to each Major Holder, on the terms set forth in this Section 4, a right of first offer to purchase all or any part of such Major Holder’s Pro Rata Share (as defined below) of the New Securities which the Company may, from time to time, propose to sell and issue (the “Right of First Offer”). The Major Holders may purchase said New Securities on the same terms and at the same price at which the Company proposes to sell the New Securities. For the purposes of this Section 4, a Major Holder’s “Pro Rata Share” shall be that portion of the New Securities which equals the proportion that the number of shares of Common Stock (assuming conversion of all Shares then held by such Major Holder into Common Stock) then held by such Major Holder bears to the total number of Shares then outstanding.

4.2 Notice of Proposed Issuance. In the event the Company proposes to undertake an issuance of New Securities, it shall deliver to the Major Holders written notice (the “Notice”) of its intention, describing the type of New Securities, the price, the terms upon which the Company proposes to issue the same, the date of the proposed issuance and a statement as to the number of days from receipt of such Notice within which the Major Holders must respond to such Notice. The Major Holders shall have twenty (20) days from the date of receipt of the

Notice to purchase any or all of the New Securities for the price and upon the terms specified in the Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased and forwarding payment for such New Securities to the Company if immediate payment is required by such terms, or in any event no later than the date of the proposed issuance as set forth in the Notice. If not all of the Major Holders elect to purchase their Pro Rata Share of the New Securities, then the Company shall promptly notify in writing the Major Holders who do so elect to purchase all of their Pro Rata Share of the New Securities and shall offer such subscribing Major Holder the right to acquire their Pro Rata Share of any unsubscribed New Securities. Each subscribing Major Holder shall have five (5) days after receipt of such notice (the “Overallotment Notice Period”) to notify the Company in writing of its election to purchase all of its Pro Rata Share of the unsubscribed New Securities. If the Major Holders fail to exercise in full their Right of First Offer hereunder, the Company may sell any unsubscribed New Securities for which such Major Holder’s Right of First Offer was not exercised, at a price and upon terms and conditions no more favorable then specified in the Notice, within sixty (60) days of the end of the Overallotment Notice Period.

4.3 Transfer of Rights. The Right of First Offer granted under this Section 4 may not be assigned or transferred, except that such right is assignable or transferable in the same circumstances as set forth for the transfer of registration rights set forth in Section 2.11 hereof; provided, however, that the provisions of this Section 4 shall be binding upon any such assignee or Transferee.

4.4 Termination of Rights. The Right of First Offer granted under this Section 4 shall expire upon the earlier to occur of the consummation of (i) a Qualified IPO or (ii) an Acquisition.

4.5 Limitations on Subsequent Rights. The Company shall not, without the prior written consent of at least sixty percent (60%) of the Registrable Securities then held by the Major Holders, enter into any agreement (other than this Agreement) with any holder or prospective holder of any securities of the Company which would grant such holder or prospective holder senior or superior first offer rights as to issuances of New Securities.

5. Employee Matters.

5.1 Proprietary Rights Agreement. Except as set forth in the Schedule of Exceptions attached to the Purchase Agreement, each current employee and consultant has and each future employee and consultant of the Company will enter into a proprietary information and inventions assignment agreement (which shall include a waiver of their moral rights in all intellectual property developed in connection with their employment with or work for the Company, as well as a non-solicitation covenant).

5.2 Voting By Major Common Holders. In addition to the obligations set forth in Section 6, at all times that any Major Common Holder is an employee or consultant of the Company, and at all times following the termination of employment, each Major Common Holder hereby covenants to and shall vote his or her Shares, whether at an annual meeting, special meeting or by written consent, in a manner consistent with the majority of all other holders of Shares.

6. Board of Directors.

6.1 Board Representation. In accordance with Section 3(b) of Article IV of the Company’s Amended and Restated Certificate of Incorporation (as the same may be further amended from time to time, the “Restated Certificate”), the Company hereby agrees to take such actions as are necessary, and each of the Holders and Major Common Holders agrees to vote his, her or its Shares, including in accordance with any cumulative voting requirements, if applicable, and take such other actions as are necessary, to cause the Board to consist of nine (9) directors and to elect, whether at an annual meeting, special meeting or by written consent, and thereafter continue in office as directors of the Company as follows:

(a) so long as SAP Ventures Fund I, L.P. (“SAPV”) or its Affiliates, holds at least 1,000,000 shares of Series D-2 Stock (appropriately adjusted for stock splits, stock dividends, recapitalizations, and the like), one (1) person nominated by SAPV shall be elected a director of the Company (the “Series D-2 Director”) to serve as the Series D-2 Director (as defined in the Restated Certificate);

(b) so long as Adams Street 2011 Direct Fund, L.P. (the “ASP Direct Fund”) or its Affiliates, holds at least 1,000,000 shares of Series B-2 Stock (appropriately adjusted for stock splits, stock dividends, recapitalizations, and the like), one (1) person nominated by ASP Direct Fund, or Adams Street Partners, LLC (together with the ASP Direct Fund, “ASP”), if the ASP Direct Fund ceases to hold Shares, shall be elected a director of the Company (the “Series B-2 Director”) to serve as the Series B-2 Director (as defined in the Restated Certificate);

(c) so long as Hummer Winblad Venture Partners V, L.P. (“HWVP”) or its Affiliates holds at least 2,000,000 Shares (appropriately adjusted for stock splits, stock dividends, recapitalizations, and the like), one (1) person nominated by HWVP shall be elected a director of the Company (the “HWVP Series A-2 Director”) to serve as one of the Series A-2 Directors (as defined in the Restated Certificate);

(d) so long as Partech U.S. Partners IV, LLC or its Affiliates (“PIV”) holds at least 2,000,000 Shares (appropriately adjusted for stock splits, stock dividends, recapitalizations, and the like), one (1) person nominated by PIV shall be elected a director of the Company (the “PIV Series A-2 Director” and, collectively with the HWVP Series A-2 Director, the “Series A-2 Directors”) to serve as one of the Series A-2 Directors;

(e) one (1) person nominated by the unanimous approval of the directors then in office shall be elected a director of the Company to serve as the Preferred Director (as defined in the Restated Certificate), and collectively with the Series A-2 Directors, the Series B-2 Director and the Series D-2 Director, the “Preferred Stock Directors”;

(f) the then Chief Executive Officer of the Company shall be elected a director of the Company to serve as the Common Stock Director (as defined in the Restated Certificate); and

(g) three (3) persons nominated by the unanimous approval of the Preferred Stock Directors and the Common Stock Director shall be elected directors of the Company to serve as the Mutual Directors (as defined in the Restated Certificate).

6.2 Board of Directors. As of the Effective Date, the Board shall consist of the following individuals:

Jai Das	Series D-2 Director

David Welsh	Series B-2 Director

Tim Wilson	PIV Series A-2 Director

Mitchell Kertzman	HWVP Series A-2 Director

Kimberly Alexy	Preferred Director

Michael Burkland	Common Stock Director

Jack Acosta	Mutual Director

David DeWalt	Mutual Director

6.3 Removals; Vacancies. The Company hereby agrees to take such actions as necessary, and each of the Major Common Holders and Holders agrees to vote a sufficient number of his, her or its Shares, including in accordance with any cumulative voting requirements, if applicable, and take such other actions as are necessary:

(a) for the removal of any director upon the request of the party or parties entitled to nominate such director (as provided in Section 6.1) and for the election to the Board of a substitute director nominated by such party or parties entitled to elect such replacement director in accordance with the provisions of Section 6.1;

(b) to ensure that any vacancy on the Board (occurring for any reason) shall be filled only in accordance with the provisions of Section 6.1; and

(c) to remove any former Chief Executive Officer of the Company from the Board immediately upon his or her ceasing to be the Chief Executive Officer of the Company for any reason.

6.4 Board Meetings. Unless otherwise approved by the Board (including a majority of the Preferred Stock Directors), the Board shall hold at least one (1) Board meeting per month.

6.5 Board Observer Rights. In the event that any of SAPV, ASP, HWVP, Mosaic Venture Partners or PIV no longer have the right to designate a director to the Board pursuant to the provisions of this Section 6, such Holder shall have the right to designate a representative (“Observer”) to attend all meetings of the Board, at its own expense, in a non-voting observer capacity, and, in this respect, the Company shall, at the Company’s expense, give such Observer copies of all notices, minutes and other materials that it provides to its directors; provided, however, that the Observer shall agree to hold in confidence and trust all information so provided to the same extent as if the Observer was a member of the Board, provided, further, that other than maintaining such confidentiality, such Observer shall have no duties (fiduciary or otherwise) to the Company. Meetings to be held by telephone conference and actions to be taken by consent shall not be prohibited provided notice is given to the Observer consistent with that provided to the directors. Notwithstanding the foregoing, the Company reserves the right to exclude such Observer from any meeting or decline to provide such Observer with access to any notices, minutes, consents or other materials (“Materials”) provided to the directors by the Company if the Company reasonably believes, upon advice of counsel, that such exclusion is reasonably necessary to preserve the attorney-client privilege, or if in the Company’s reasonable judgment such exclusion from the meeting or the access to the Materials is necessary either to protect the highly confidential and sensitive nature of the subject matter of the Board discussion, because of a potential or actual conflict of interest involving such Holder or its Observer, or because of the competitive nature of such subject matter.

6.6 No Liability for Election of Recommended Directors; Manner of Voting. None of the Company, any Major Common Holder, any Holder, nor any officer, director, stockholder, partner, employee or agent of any such party, makes any representation or warranty as to the fitness or competence of the nominee of any other party hereunder to serve on the Board by virtue of such party’s execution of this Agreement or by the act of such party in voting for such nominee pursuant to this Agreement. The voting of Shares pursuant to this Agreement may be effected in person, by proxy, by written consent, or in any other manner permitted by applicable law.

6.7 Covenants of the Company. The Company agrees to use its best efforts to ensure that the rights granted hereunder are effective and that the parties hereto enjoy the benefits thereof. Such actions include, without limitation, the use of the Company’s best efforts to cause the nomination and election of the directors as provided above. The Company will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all of the provisions of this Agreement and in the taking of all such actions as may be necessary, appropriate or reasonable in order to protect the rights of the parties hereunder against impairment.

6.8 Additional Shares. In the event that following the Effective Date any shares or other securities (other than any shares or securities of another corporation issued to the Company’s stockholders pursuant to any Acquisition) are issued to any Holder or Major Common Holder on, or in exchange for, any of the Shares by reason of any stock dividend, stock split, consolidation of shares, reclassification or consolidation involving the Company, such shares or securities shall be deemed to be Shares for purposes of this Agreement and subject to the provisions hereof.

6.9 Termination. The provisions of this Section 6 shall terminate and shall be of no further force and effect on the earliest to occur of the consummation of (i) a Qualified IPO or (ii) an Acquisition.

7. Drag-Along Rights.

7.1 Right to Compel Sale. If Holders holding at least sixty percent (60%) of the then outstanding shares of Common Stock issued or issuable upon conversion of the Preferred Stock (collectively the “Approving Stockholders”) and the Board, including a majority of the Preferred Stock Directors, approve an Acquisition (the “Approved Sale”), then each and every one of the Major Common Holders and Holders, including the Approving Stockholders (the “Constituent Stockholders”), agrees, subject to the final sentence of this Section 7.1, to (i) be present, in person or by proxy, as a holder of Shares, at all meetings for the vote of any of the above matters (and can be counted for the purposes of determining a quorum at such meetings) and vote all of their Shares in favor of the Approved Sale and in opposition of any proposals that could reasonably be expected to delay or impair the consummation of the Approved Sale, (ii) raise no objections to the Approved Sale or the process pursuant to which the Approved Sale was arranged, (iii) refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to the Approved Sale, (iv) take all actions required in connection with the Approved Sale, including without limitation voting all of his, her or its Shares in favor of any matter that could reasonably be expected to facilitate the Approved Sale; and if the Approved Sale is structured as a sale of the stock of the Company, each Constituent Stockholder agrees that it shall sell its Shares on the terms and conditions approved by the Approving Stockholders and the Board and (v) to cooperate with and execute and deliver such other documents as may be reasonably requested in connection with the transactions contemplated by the Approved Sale, including, without limitation, documents containing representations and warranties as to title, power and authority, such other representations, warranties and covenants as are approved by the Approving Stockholders and returning any written consent related to the Approved Sale in a prompt manner. Notwithstanding the foregoing, a Constituent Stockholder will only be required to take the actions set forth above in connection with an Approved Sale if (A) the terms of an Approved Sale do not provide that such Constituent Stockholder would receive less than the amount that would be distributed to such Constituent Stockholder in the event the proceeds of the sale of the Company were distributed in accordance with the Company’s Certificate of Incorporation, as amended and in effect at such time; (B) all indemnification, escrow and other liabilities are allocated on a pro rata basis; (C) such Constituent Stockholder is not required to make representations and warranties or covenants regarding the Company or any other stockholder of the Company, (D) such Constituent Stockholder is not required to assume liability that exceeds the proceeds received by such Constituent Stockholder in the Approved Sale (other than for fraud or willful misrepresentation by such Constituent Stockholder) and (E) such Constituent Stockholder is not required to agree to a non-competition or non-solicitation covenant in connection with the Approved Sale.

7.2 Exercise of Right. The Approving Stockholders shall exercise their rights hereunder by delivery of written notice (the “Approved Transfer Notice”) to the Company, and the Company shall deliver the Approved Transfer Notice to the other Constituent Stockholders at least fifteen (15) days prior to the expected closing date (the “Expected Closing Date”) of the transactions contemplated by the Approved Sale. The Approved Transfer Notice shall include the form and amount of consideration per Share to be paid to each Approving Stockholder and Constituent Stockholder and all other material terms and conditions of the Approved Sale. If required to consummate the Approved Sale, on or before ten (10) days prior to the Expected Closing Date, each of the Constituent Stockholders shall deliver to the transfer agent of the

Company certificates representing the Shares held by such Constituent Stockholder, free and clear of any and all liens and encumbrances whatsoever, together with such other documents and instruments of transfer that the third-party acquiring the Company may reasonably request.

7.3 Failure to Consummate the Approved Sale. If within ninety (90) days after the Expected Closing Date, the Company and the Approving Stockholders have not completed the Approved Sale (unless such failure is due to any Constituent Stockholder’s failure to surrender for transfer his or its certificates or take such other reasonable actions required to consummate the Approved Sale), the Company shall return to each of the Constituent Stockholders all stock certificates previously surrendered by the Constituent Stockholders in connection with the proposed Approved Sale, and all the restrictions on transfers contained herein with respect to the Shares of the Company shall again be in effect. Such a failure to complete the Approved Sale shall not be a breach of any Approving Stockholder’s obligations under this Agreement and shall not constitute a waiver of the rights of the Approving Stockholders to again exercise their rights under this Section 7 at any time thereafter.

7.4 Legend on Share Certificates. Each certificate representing any Shares shall be endorsed by the Company with a legend reading substantially as follows:

“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A STOCKHOLDERS’ AGREEMENT (AS AMENDED AND IN EFFECT FROM TIME TO TIME), A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE ISSUER, AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID AGREEMENT.”

7.5 Termination. The provisions of this Section 7 shall terminate and shall be of no further force and effect on the earliest to occur of the consummation of (i) a Qualified IPO or (ii) an Acquisition.

8. Transfers by Major Common Holders.

8.1 Offering Notice. A Major Common Holder who proposes to Transfer any Shares other than in any Exempt Transfer (a “Transferring Major Common Holder”) shall give the Company and all Major Holders (the “Right Holders”) written notice (the “Offering Notice”) of his, her or its intention to sell Shares (the “Offered Shares”), describing the Offered Shares (including the number of shares proposed to be sold and the proposed Transferee of the shares), the price and all other material terms and conditions upon which the Transferring Major Common Holder proposes to Transfer the Offered Shares. The Offering Notice shall be signed by (i) the Transferring Major Common Holder or his, her or its respective representative, and (ii) the proposed Transferee, and the Offering Notice shall constitute a binding agreement for the transfer of the Shares subject only to the First Refusal Right and Co-Sale Right (each as defined herein).

8.2 The Company’s Option to Purchase. Within twenty (20) days after receipt of the Offering Notice containing all required information, the Company may elect to purchase any or all of the Offered Shares on the terms set forth in the Offering Notice, by delivery of written notice of such election to the Transferring Major Common Holder. Should the Company fail to purchase all of the Offered Shares in the manner provided above, the Company shall promptly give written notice (the “Right Holders Notice”) to the Right Holders, specifying the number of Offered Shares not purchased by the Company (the “Remaining Shares”).

8.3 Co-Sale and Right of First Refusal Rights.

(a) Co-Sale/Right of First Refusal. Subject to the Company’s purchase rights under Section 8.2 above, each Right Holder shall have, pursuant to the terms of this Agreement, at its option, with respect to any proposed Transfer of any Shares by a Transferring Major Common Holder, either a right to sell (the “Co-Sale Right”) or a right to purchase (a “First Refusal Right”) up to its applicable Ratable Portion (as defined below) of the Offered Shares or Remaining Shares, as the case may be, at the same price and on the same terms and conditions as contained in the Offering Notice from the Transferring Major Common Holder. For the purposes of this Section 8, “Ratable Portion” shall mean: (i) with regard to the First Refusal Right, a number of Shares equal to the product obtained by multiplying (A) the aggregate number of Remaining Shares by (B) a fraction, (x) the numerator of which is the number of Shares at the time owned by such Right Holder, and (y) the denominator of which is the number of Shares then held by all Right Holders desiring to exercise the First Refusal Right, and (ii) with regard to the Co-Sale Right, a number of Shares equal to the product obtained by multiplying (A) the aggregate number of Remaining Shares by (B) a fraction, (x) the numerator of which is the number of Shares at the time owned by such Right Holder and (y) the denominator of which is the number of Shares then held by the Transferring Major Common Holder and all of the Right Holders that desire to exercise the Co-Sale Right.

(b) Exercise of Co-Sale/Right of First Refusal. Each Right Holder shall have twenty (20) days from receipt of the Right Holders Notice to exercise either its Co-Sale Right or its First Refusal Right with respect to the Remaining Shares in connection with such proposed Transfer by giving written notice to the Company and the Transferring Major Common Holder and stating therein (i) the number of Remaining Shares such Right Holder desires to purchase under the First Refusal Right, whether less than, equal to or greater than its Ratable Portion and (ii) if such Right Holder elects not to exercise its First Refusal Right, the number of Offered Shares such Right Holder desires to sell under its Co-Sale Right, whether less than, equal to, or greater than its Ratable Portion. If any Right Holder fails to exercise (x) its right to purchase all of its Ratable Portion under the First Refusal Right or (y) its rights to sell all of its Ratable Portion under the Co-Sale Right, the Right Holders requesting to purchase or sell, as the case may be, shares in excess of their Ratable Portion (the “Overallotment Amount”) shall either purchase the number of the Remaining Shares as to which the First Refusal Rights were not exercised, or sell the number of Offered Shares as to which Co-Sale Rights were not exercised, on a Ratable Portion basis among such Right Holders until all Overallotment Amounts have been allocated among such Right Holders. Within five (5) days thereafter, the Company shall give notice (the “Final Notice”) to each Right Holder and the Transferring Major Common Holder as to (i) the exact number of Offered Shares that each Right Holder has elected to purchase, if the First Refusal Right is being fully exercised, or (ii) the number of shares each Right Holder will be selling, if the Co-Sale Right is exercised.

(c) Consummation of First Refusal Rights Purchase.

(i) Purchase by the Company or Right Holders of Any Offered Shares. Should the Company and/or the Right Holders elect to purchase some or all of the Offered Shares, then on the later to occur of (i) the date set for consummation of the purchase under the Offering Notice, or (ii) fifteen (15) days after receipt of the Final Notice, any Right Holders participating in the purchase, shall deliver to the Company’s outside legal counsel or other agent agreed upon by a majority of the participating Holders on the one hand and the Transferring Major Common Holder on the other (the “Escrow Holder”), such cash, notes, or other instruments as may be required to consummate their purchase. The Transferring Major Common Holder shall contemporaneously deliver the certificates evidencing the Offered Shares, together with blank stock transfer powers to the Escrow Holder. The Escrow Holder shall consummate the purchase in accordance with this Agreement by delivering the consideration for the Offered Shares to the Transferring Major Common Holder, causing any Remaining Shares purchased by Right Holders to be transferred to the names of the Right Holders on the books of the Company and canceling the certificates representing that portion of the Offered Shares purchased by the Company. The purchase by a Right Holder of any Offered Shares under the First Refusal Right is also subject in all cases to the execution and delivery by the Transferring Major Common Holder of a warranty that the Transferring Major Common Holder owns good and marketable title to such Offered Shares, free of all liens, encumbrances and claims of others and otherwise and has received all necessary consents to effect the Transfer, reasonably satisfactory in form and substance to such Right Holder and its legal counsel. The purchase price shall be paid, at the election of each Right Holder, either (i) in accordance with the terms contained in the Offering Notice or (ii) by wire transfer of immediately available funds, delivery of a check representing good funds, cancellation of indebtedness, or any combination of the foregoing.

(ii) Failure of the Company or Right Holders to Purchase All of the Offered Shares. Should the Company and/or the Right Holders not elect to purchase all of the Offered Shares, then, subject only to the right of Co-Sale set forth in Section 8.3(d) below, the Transferring Major Common Holder shall be entitled to Transfer the Offered Shares that are not purchased by the Company and/or the Right Holders to the proposed Transferee at the price specified in the Offering Notice and on other terms and conditions not materially different than those set forth in the Offering Notice; provided, however, that such Transfer must be consummated within ninety (90) calendar days after delivery of the Offering Notice to the Company and the other Right Holders, and any proposed sale of such Offered Shares after such ninety (90) day period may be made only by again complying with the procedures set forth above; provided that the Transferee prior to the effectiveness of the Transfer agrees to be bound by the terms of this Agreement.

(d) Right of Co-Sale Exercise. Notwithstanding anything to the contrary in Section 8.3(c)(ii), the Transferring Major Common Holder shall not be entitled to Transfer to the proposed Transferee, pursuant to the terms of the Offering Notice, more than that number of Offered Shares which equals the difference between (A)(i) the number of shares of Offered Shares as to which the Co-Sale Rights are exercised by the Right Holders, if any, plus (ii) the number of shares of Offered Shares as to which the First Refusal Right was exercised, and (B) the total number of Remaining Shares. Subject to the foregoing, the proposed Transferee shall purchase all Offered Shares from the Right Holders, if any, that such Right Holders have exercised their Co-Sale Rights, and the Transferring Major Common Holder simultaneously, if applicable.

8.4 Termination of Transfer Restrictions. The first refusal and co-sale rights granted under this Section 8 shall terminate upon the consummation of (i) a Qualified IPO, or (ii) an Acquisition, whichever is earlier to occur.

9. Covenants.

9.1 Special Board Approval Rights; Preferred Stock Protective Provisions. The Company shall not do or take any of the following actions without the prior approval of a majority of the Board, which approval shall include a majority of the Preferred Stock Directors:

(a) grant an exclusive license with respect to any material part of the Company’s intellectual property;

(b) enter into any strategic alliance, partnership, joint venture or other transaction that is material to the business of the Company or otherwise out of the ordinary course of business; provided, however that this Section 9.1(b) shall not apply to customary original equipment manufacturer agreements, distribution agreements, non-exclusive licenses and other non-material agreements and arrangements;

(c) grant a security interest over any assets of the Company, except for customary factoring agreements which may require the Company to grant a security interest in or to its account receivables;

(d) make any single (or series of related) capital expenditure in excess of $250,000 unless such expenditure was disclosed in a budget previously approved by the Board;

(e) incur any indebtedness, other than trade payables and other indebtedness incurred in the ordinary course;

(f) give any guarantees or financial assistance to third parties;

(g) remove or replace the Chief Executive Officer of the Company;

(h) increase the remuneration of officers of the Company, or pay any bonus or other compensation to any employee or consultant of the Company in excess of $5,000, individually, unless such expenditure was disclosed in a budget previously approved by the Board;

(i) acquire any real property;

(j) change its auditors or accountants; or

(k) make any material change in the Company’s accounting policies.

9.2 Stock Vesting. Unless otherwise approved by the Board of Directors (including a majority of the Preferred Stock Directors) or issued pursuant to agreements in effect as of the Effective Date, all existing and future stock options and other stock equivalents (an “Equity Award”) issued to employees, directors, consultants and other service providers as initial grants shall not provide for acceleration of vesting and shall be subject to vesting as follows: (a) twenty-five percent (25%) of such Equity Award shall vest at the end of the first year following the earlier of the date of issuance or such person’s services commencement date with the Company, and (b) 1/36th of the balance of such Equity Award shall vest ratably over the subsequent thirty-six (36) months.

9.3 Repurchase Rights. Unless otherwise approved by the Board of Directors (including a majority of the Preferred Stock Directors), the Company will have the right to repurchase unvested restricted stock issued to employees, directors, consultants and other service providers at the holder’s cost upon termination of employment or the cessation of providing services to the Company (for any reason, with or without cause).

9.4 Transfer of Shares. Unless otherwise approved by the Board of Directors (including a majority of the Preferred Stock Directors), the terms of any options or restricted stock issued by the Company shall prohibit the transfer of unvested shares by the holder and shall grant the Company a right of first refusal with respect to the transfer of vested shares.

9.5 Major Common Holders. The Company will use its commercially reasonable efforts to ensure that each Person who becomes a Major Common Holder after the Effective Date will be added as a party to this Agreement and will be bound by its terms.

9.6 Termination of Covenants. The covenants of the Company contained in this Section 9 shall terminate and not be applicable upon the consummation of (i) a Qualified IPO, or (ii) an Acquisition, whichever is earlier to occur.

10. Miscellaneous Matters.

10.1 Waivers and Amendments. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of at least sixty percent (60%) of the Registrable Securities then outstanding; provided, however, that (i) any amendment or waiver with respect to Section 6 shall require the vote or written consent of SAPV, ASP, PIV and HWVP, (ii) so long as at least 1,000,000 shares of Series B-2 Stock are issued and outstanding, any amendment or waiver with respect to Section 7 shall require the vote or written consent of the holders of at least fifty percent (50%) of the then outstanding shares of Common Stock issued or issuable upon conversion of the Series B-2 Stock, (iii) so long as at least 1,000,000 shares of Series D-2 Stock are issued and outstanding, any amendment or waiver with respect to Section 7 shall require the vote or written consent of the holders of at least fifty percent (50%) of the then outstanding shares of Common Stock issued or issuable upon conversion of the Series D-2 Stock and (iv) any amendment or waiver that affects the rights or obligations of one Holder in a materially different manner than any other Holder shall require the vote or written consent of such Holder. Notwithstanding the foregoing, any additional investors who purchase Registrable Securities may be added as parties to this Agreement without the consent of any of the holders of Registrable Securities.

10.2 Notices. All notices and other communications required or permitted hereunder shall be in writing and, except as otherwise noted herein, shall be deemed effectively given upon personal delivery, delivery by nationally recognized courier or upon deposit with the United States Post Office, (by first class mail, postage prepaid) addressed: (a) if to the Company, to the attention of the Chief Executive Officer at the address of the Company’s principal executive office (or at such other address as the Company shall have furnished to the Holders in writing), (b) if to a Holder, at the latest address of such person shown on the Company’s records and (c) if to a Major Common Holder, at the latest address of such person shown on the Company’s records.

10.3 Descriptive Headings. The descriptive headings herein have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provisions hereof.

10.4 Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of Delaware as applied to agreements among Delaware residents, made and to be performed entirely within the State of Delaware without reference to the law of conflicts.

10.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument, but only one of which need be produced.

10.6 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

10.7 Specific Enforcement; Grant of Proxy. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach. Should the provisions of this Agreement be construed to constitute the granting of proxies, such proxies shall be deemed coupled with an interest and are irrevocable for the term of this Agreement.

10.8 Successors and Assigns. Except as otherwise expressly provided in this Agreement, this Agreement shall benefit and bind the successors, assigns, heirs, executors and administrators of the parties to this Agreement.

10.9 Entire Agreement. This Agreement, together with the Purchase Agreement, constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof. This Agreement amends, supersedes and replaces in its entirety all other agreements between or among any of the parties with respect to the subject matter hereof and, upon the execution hereof by the requisite parties, the Prior Stockholders’ Agreement is hereby terminated in its entirety.

10.10 Separability; Severability. Unless expressly provided in this Agreement, the rights and obligations of each Holder under this Agreement are several and not jointly held with any other Holders. Any invalidity, illegality or limitation on the enforceability of this Agreement with respect to any Holder shall not affect the validity, legality or enforceability of this Agreement with respect to the other Holders. If any provision of this Agreement is judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired.

10.11 Stock Splits. All references to numbers of shares in this Agreement shall be appropriately adjusted to reflect any stock dividend, split, combination or other recapitalization of shares by the Company occurring after the Effective Date.

10.12 Aggregation of Stock. All shares of the Preferred Stock held or acquired by Affiliated entities or Persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

10.13 Amendment of Prior Stockholders’ Agreement. The Prior Stockholders’ Agreement is hereby amended in its entirety and restated herein. All provisions of, rights granted and covenants made in the Prior Stockholders’ Agreement are hereby waived, released and superseded in their entirety and shall have no further force or effect.

10.14 Irrevocable Proxy and Power of Attorney. Each party to this Agreement hereby constitutes and appoints as the proxy of the party and hereby grants a power of attorney to the Chief Executive Officer of the Company, with full power of substitution, with respect to the election of persons as members of the Board in accordance with Section 6 hereto and votes regarding any Approved Sale pursuant to Section 7 hereof, and hereby authorizes the Chief Executive Officer of the Company to represent and to vote, if and only if the party (i) fails to vote or (ii) attempts to vote (whether by proxy, in person or by written consent), in a manner which is inconsistent with the terms of Section 6 or Section 7 of this Agreement, all of such party’s Shares in favor of the election of persons as members of the Board determined pursuant to and in accordance with the terms and provisions of this Agreement or approval of any Approved Sale pursuant to and in accordance with the terms and provisions of Sections 6 and 7, respectively, of this Agreement or to take any action necessary to effect Sections 6 and 7, respectively, of this Agreement. Each of the proxy and power of attorney granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Company and the parties in connection with the transactions contemplated by this Agreement and, as such, each is coupled with an interest and shall be irrevocable unless and until this Agreement terminates or expires or if earlier, until Section 6 or Section 7 terminates, as applicable. Each party hereto hereby revokes any and all previous proxies or powers of attorney with respect to the Shares and shall not hereafter, unless and until this Agreement terminates or expires or if earlier, until Section 6 or Section 7 terminates, as applicable, purport to grant any other proxy or power of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Shares, in each case, with respect to any of the matters set forth herein.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Eighth Amended and Restated Stockholders’ Agreement on the Effective Date.

Five9, Inc.

/s/ Michael Burkland
Name: Michael Burkland
Title: Chief Executive Officer

(Signature Page to Eighth Amended and Restated Stockholders’ Agreement)

“HOLDER”

SAP VENTURES FUND I, L.P.
By: SAP Ventures (GPE) I, L.L.C., a Delaware limited liability company, its general partner

/s/ David Hartwig
Name: David Hartwig Title: Managing Member

By: SAP Ventures (GPE) I, L.L.C., a Delaware limited liability company, its general partner

/s/ R. Douglas Higgins
Name: R. Douglas Higgins
Title: Managing Member

(Signature Page to Eighth Amended and Restated Stockholders’ Agreement)

“HOLDER” ADAMS STREET 2008 DIRECT FUND, L.P.
By: ASP 2008 Direct Management, LLC, Its General Partner By: Adams Street Partners, LLC, Its Managing Member

/s/ David Welsh
Name: David Welsh
Title: Partner

“HOLDER”

ADAMS STREET 2009 DIRECT FUND, L.P.
By: ASP 2009 Direct Management, LLC, Its General Partner By: Adams Street Partners, LLC, Its Managing Member

/s/ David Welsh
Name: David Welsh
Title: Partner

“HOLDER”

ADAMS STREET 2010 DIRECT FUND, L.P.
By: ASP 2010 Direct Management, LLC, Its General Partner By: Adams Street Partners, LLC, Its Managing Member

/s/ David Welsh
Name: David Welsh
Title: Partner

“HOLDER”

ADAMS STREET 2011 DIRECT FUND LP
By: ASP 2011 Direct Management LP, Its General Partner By: ASP 2011 Direct Management LLC, Its General Partner By: Adams Street Partners, LLC, Its Managing Member

/s/ David Welsh
Name: David Welsh
Title: Partner

(Signature Page to Eighth Amended and Restated Stockholders’ Agreement)

“HOLDER”

Hummer Winblad Venture Partners V, L.P. as nominee for Hummer Winblad Venture Partners V, L.P. and Hummer Winblad Equity Partners V, L.L.C., its General Partner

/s/ Mitchell Kertzman
Name: Mitchell Kertzman
Title: Managing Director

(Signature Page to Eighth Amended and Restated Stockholders’ Agreement)

“HOLDER”

Mosaic Venture Partners II, Limited Partnership
By: 1369904 Ontario, Inc., its general partner

Name: David Samuel
Title: General Partner

(Signature Page to Eighth Amended and Restated Stockholders’ Agreement)

“HOLDER”

Partech U.S. Partners IV LLC

/s/ Nicolas El Baze
Name: Nicolas El Baze
Title: Attorney-in-fact

“HOLDER”

Partech International Growth Capital I LLC

/s/ Nicolas El Baze
Name: Nicolas El Baze
Title: Attorney-in-fact

“HOLDER”

Partech International Growth Capital II LLC

/s/ Nicolas El Baze
Name: Nicolas El Baze
Title: Attorney-in-fact

“HOLDER”

Partech International Growth Capital III LLC

/s/ Nicolas El Baze
Name: Nicolas El Baze
Title: Attorney-in-fact

(Signature Page to Eighth Amended and Restated Stockholders’ Agreement)

“HOLDER”

AXA Growth Capital II LP

/s/ Nicolas El Baze
Name: Nicolas El Baze
Title: Attorney-in-fact

“HOLDER”

45th Parallel LLC

/s/ Nicolas El Baze
Name: Nicolas El Baze
Title: Attorney-in-fact

“HOLDER”

PAR SF II, LLC

/s/ Nicolas El Baze
Name: Nicolas El Baze
Title: Attorney-in-fact

(Signature Page to Eighth Amended and Restated Stockholders’ Agreement)

EXHIBIT A

SCHEDULE OF MAJOR COMMON HOLDERS

Name and Address	Shares of Registrable Securities (including rights thereto)

SCHEDULE OF HOLDERS

Name and Address	Shares of Registrable Securities (including rights thereto)
SAP VENTURES FUND I, L.P. 3412 Hillview Avenue Palo Alto, California USA 94304	9,716,824
ADAMS STREET 2008 DIRECT FUND, L.P. 2500 Sand Hill Road, Suite 100 Menlo Park, CA 94025 Fax: (650) 331-4861	10,339,288
ADAMS STREET 2009 DIRECT FUND, L.P. 2500 Sand Hill Road, Suite 100 Menlo Park, CA 94025 Fax: (650) 331-4861	8,942,760
ADAMS STREET 2010 DIRECT FUND, L.P. 2500 Sand Hill Road, Suite 100 Menlo Park, CA 94025 Fax: (650) 331-4861	5,079,969
Adams Street 2011 Direct Fund LP 2500 Sand Hill Road, Suite 100 Menlo Park, CA 94025 Fax: (650) 331-4861	4,336,705
Hummer Winblad Venture Partners V, L.P. One Lombard Street San Francisco,, CA 94111 Fax: (415) 979-9601	33,649,533

Mosaic Venture Partners II, Limited Partnership FlatIron Building 49 Wellington St. East, 3rd Floor Toronto, ON Canada M5E1C9	25,229,861
Partech U.S. Partners IV LLC 50 California Street, Suite 3200 San Francisco, CA 94111	14,053,784	*
Partech International Growth Capital I LLC 50 California Street, Suite 3200 San Francisco, CA 94111	2,713,106
Partech International Growth Capital II LLC 50 California Street, Suite 3200 San Francisco, CA 94111	4,469,457
Partech International Growth Capital III LLC 50 California Street, Suite 3200 San Francisco, CA 94111	2,713,110
AXA Growth Capital II LP 50 California Street, Suite 3200 San Francisco, CA 94111	1,104,650
45th Parallel LLC 50 California Street, Suite 3200 San Francisco, CA 94111	98,369
PAR SF II, LLC 50 California Street, Suite 3200 San Francisco, CA 94111	98,369
Total	122,545,785

*	Includes 6,342 shares of the Company’s common stock that may be distributed across affiliate funds of Partech U.S. Partners IV LLC listed in this Exhibit A.